SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2011

LASALLE HOTEL PROPERTIES

(Exact name of registrant specified in its charter)

Maryland	1-14045	36-4219376
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Bethesda Metro Center

Suite 1200

Bethesda, Maryland 20814

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (301) 941-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Trustees of LaSalle Hotel Properties (NYSE:LHO) approved an increase to the cash compensation of Michael D. Barnello, the Company’s President and Chief Executive Officer, and Alfred L. Young, the Company’s Executive Vice President and Chief Operating Officer. Effective January 1, 2011, the Board of Trustees approved an increase in Mr. Barnello’s annual base salary to $650,000 and an increase in Mr. Young’s annual base salary to $350,000.

Since revising the Company’s executive compensation program in December 2006, the Company has emphasized long-term equity-based incentives designed to further align the executive officers’ interests with those of the Company’s shareholders. On January 26, 2011, the Board of Trustees approved long-term equity incentive awards to Messrs. Barnello and Young. The terms of the awards are described in more detail below.

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An award of 23,348 time-based restricted shares to Mr. Barnello and 12,572 time-based restricted shares to Mr. Young. Each award vests approximately one-third of the awarded amount on January 1, 2012, 2013 and 2014. All of the award shares are issued and outstanding as of the grant date (January 26, 2011), and the awardee is entitled to receive dividends as declared and paid on the shares and to vote the shares from the date of grant.

•	A performance-based award to Mr. Barnello in a target amount of 23,348 shares; and to Mr. Young in a target amount of 12,572 shares.

•

The actual amount of the award will be determined on January 1, 2014 and will depend on the “total return” of the Company’s common shares over a three-year period beginning with the closing price of the Company’s common shares on December 31, 2010, and ending with the closing price of the Company’s common shares on December 31, 2013. Each officer may actually receive as few as zero shares and as many as twice the target shares.

•

One-third of the award will be based on the Company’s “total return” (as defined below) compared to the total return of the companies in the NAREIT Equity Index. One-third of the award will be based on the Company’s total return compared to the total return of companies in a designated peer group of the Company and included in the NAREIT Equity Index. One-third of the award will be based on the amount of the Company’s total return compared to a Board-established total return goal.

•

“Total return” is as calculated by the NAREIT Equity Index and is the increase in the market price of a company’s common shares plus dividends declared thereon and assuming such dividends are reinvested.

•	After the actual amount of the award is determined (or earned) on January 1, 2014, the earned shares will be issued and outstanding but a portion will be subject to further vesting. Approximately one-third of the earned amount will vest immediately on January 1, 2014, and the remaining two-thirds will vest in equal amounts on January 1, 2015, and January 1, 2016.

•

Dividends will be deemed to have accrued on all of the earned shares, including those shares subject to further vesting, from December 31, 2010, until the determination date, January 1, 2014. Such accrued dividends will be paid to the awardee on or about January 1, 2014. Thereafter, the awardee is entitled to receive dividends as declared and paid on the earned shares and to vote the shares, including those shares subject to further vesting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LASALLE HOTEL PROPERTIES

By:	/s/ Bruce A. Riggins
Bruce A. Riggins
Chief Financial Officer, Executive Vice President and Secretary

Dated: January 28, 2011

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